UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of Earliest Event Reported): May 12, 2009
MERCANTILE BANCORP, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-32434 (Commission File Number)	37-1149138 (I.R.S. Employer Identification No.)
200 North 33rd Street, Quincy, Illinois 62301
(Address of Principal Executive Offices) (Zip Code)
(217) 223-7300
Registrant’s Telephone Number, Including Area Code
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
          On May 12, 2009, Mercantile Bancorp, Inc. (the “Company”) issued a press release reporting an unaudited net loss of $876,000 or $(0.10) per share for the quarter ended March 31, 2009, compared with a net loss of $1.68 million or $(0.19) per share in first quarter 2008. Net interest income rose 0.27% to $10.23 million in first quarter 2009 compared with $10.20 million a year ago. Provision for loan losses was $3.18 million in first quarter 2009, a decrease of $1.59 million from 2008. Total noninterest income in first quarter 2009 was $3.25 million compared with $3.75 million the prior year’s quarter. Total noninterest expense increased 3.1% to $12.46 million in first quarter 2009 compared with $12.09 million the prior year. Embedded in the noninterest expense increase is an FDIC deposit insurance premium increase of $727 thousand for the company, a 692.4% increase over the prior year’s quarter.
          Total assets at March 31, 2009 increased 8.7% to $1.80 billion, a record level for the company, compared with $1.66 billion in first quarter 2008. Total deposits were $1.51 billion in first quarter, compared with $1.35 billion a year ago, an increase of 11.3%. Total loans, including loans held for sale, were $1.32 billion, an increase of 8.7% from $1.21 billion a year ago. Compared to totals at year-end 2008, loans declined by 1.8%, while deposits were up by 3.0%.
          The Board decided recently not to declare or pay a quarterly dividend on its common stock for the second quarter.
     The full text of the earnings release is included herein as Exhibit 99.1 and is incorporated herein by reference.
Note: The information in this report provided in Item 2.02 is furnished pursuant to Item 2.02 and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section, or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.
Item 8.01 Other Events
          On May 7, 2009, Royal Palm Bank of Florida (“Royal Palm”), a subsidiary of the Company, entered into a stipulation and consent to the issuance of a cease and desist order with the Federal Deposit Insurance Corporation and the State of Florida Office of Financial Regulation. The Company anticipates that the order will be issued and become effective by May 31, 2009. Under the order, Royal Palm agreed, among other things, to provide certain information to each supervisory authority including, but not limited to, notification of plans to add any individual to the board of directors or employ any individual as a senior executive officer, financial performance updates, loan performance updates, written plan for improved earnings, written capital plan, written contingency funding plan, written strategic plan, and written reports of progress. In addition, Royal Palm agreed not to declare any dividends or make any distributions of capital without the prior approval of the supervisory authorities, and to maintain its Tier 1 Leverage Capital Ratio at no less than 8.0%, the Tier 1 Risk Based Capital Ratio at no less than 10.0%, and Total Risk Based Capital Ratio at no less than 12.0%.

Item 9.01 Financial Statements And Exhibits
     (c) Exhibits:

Exhibit
Number	Description

99.1	Press release issued by Mercantile Bancorp, Inc. on May 12, 2009

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Mercantile Bancorp, Inc.
By:	/s/ Ted T. Awerkamp
	Name:	Ted T. Awerkamp
	Title:	President, and Chief Executive Officer

Date: May 14, 2009

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